SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2004

BRANDMAKERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Utah

(State or Other Jurisdiction of Incorporation)

0-28184	37-1099747

(Commission File Number)	(IRS Employer Identification Number)

2901 Florida Avenue, Suite 806, Coconut Grove, FL	33133

(Address of Principal Executive Offices)	(Zip Code)

305.476.0778

(Registrant's Telephone Number, Including Area Code)

140 Satellite Bl. Suite C, Suwanee, GA	30024

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_______________________________________________________________________________

Item 5.01.	Changes in Control of Registrant.
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01.	Financial Statements and Exhibits.

     Brandmakers, Inc. (the "Company") and shareholders owning a majority of its outstanding shares entered into an agreement dated October 27, 2004 (the "Agreement"), among the Company, Robert Palmquist, Geoff Williams, Joy Williams, Gary F. Labrozzi and Joaquim Soler.

     Pursuant to the Agreement, as of November 4, 2004, the Company issued an aggregate of 22,000,000 shares Company common stock to Gary F. Labrozzi and Joaquim Soler as compensation for services and Robert Palmquist, Geoff Williams and Joy Williams sold shares of Company common stock to Gary F. Labrozzi and Joaquim Soler for $5,000. Such funds were provided by Ted Benghait. As a result, the new Shareholders acquired 60% of the Company's issued and outstanding shares resulting in a change of control of the Company.

     The number of shares issued to the new shareholders by the Company was based upon a determination by the Board of Directors of the Company that it was in the best interest of the Company to install new management who would seek to reduce its outstanding debt and seek to avoid bankruptcy.

     As a result of the Agreement Gary F. Labrozzi and Joaquim Soler were issued shares of Common Stock as set forth below, and therefore a change of control of the Company has taken place:

Name of Stockholder	Shares of Common Stock	% of Issued and Outstanding (1)

Gary F. Labrozzi	46,310,317	30%
Joaquim Soler	46,310,318	30%

(1)	Based upon 154,717,147 shares of common stock outstanding.

     As contemplated by the Agreement, effective November 4, 2004, Robert Palmquist, Geoff Williams and Joy Williams resigned as the directors of the Company and the following persons were elected as the officers and directors of the Company:

Gary F. Labrozzi - Chairman, CEO and director

Mr. Labrozzi has been a consultant for over 120 private and public companies for the past 5 years. Mr. Labrozzi's focus of specialty is turnaround management for public companies needing help in getting the proper funding, security restructuring, reorganization and efficient market awareness within the investment community.

Joaquim Soler - President, COO and director

Jack Soler for the past 5years is an active Real Estate Developer in the Miami area. Mr. Soler owned a firm until 2003 that specializes in the brokering of federally insured certificates of deposit to wholesale institutional investors. Mr. Soler owned until 2003 a firm that was a Broker Dealer licensed to sell equities, bonds, government securities, municipal bonds & corporate bonds.

Ted Benghait - director

President of SFG Financial Services, Inc. for the last 10 years a money brokering firm for institutional clients. In addition he has been president of Southeastern Securities, Inc a full service Broker Dealer also for 10 years. Mr. Benghait I graduated with an accounting degree from Let me know if this will be enough.

     Under the Agreement Robert Palmquist, Geoff Williams and Joy Williams agreed to assume, agree to pay and perform and be responsible for all the obligations of the Company under a GE Capital lease for an EMC Clariion Array as well as for a lawsuit against the Company filed by Alexander Silagin and Western Services, LLC. Robert Palmquist, Geoff Williams and Joy Williams also assigned to the company any and all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which they now have or may have in the future or claim to have against the company, its successors, subsidiaries, employees, officers and directors, including but not limited to their service as employees, officers and directors of the company and agreed not to assert any such claims. The Company assigned to Robert Palmquist, Geoff Williams and Joy Williams assets with an estimated value of $25,000 and agreed to issue them shares of Company common stock

     The foregoing information with respect to the Agreement is qualified in its entirety by reference to the Agreement which is attached as Exhibit 2.1 and incorporated herein by reference.

     Exhibits

     Attached hereto as Exhibit 2.1 is a copy of the Agreement dated October 27, 2004 among the Company, Robert Palmquist, Geoff Williams, Joy Williams, Gary F. Labrozzi and Joaquim Soler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRANDMAKERS, INC.

/S/ Gary F. Labrozzi President

November 9, 2004